Exhibit 99.1
VistaCare Reports Fiscal Fourth Quarter and Fiscal Year 2006 Results
Reports double digit year-over-year quarterly revenue growth
Decision to establish $8.3 million deferred tax valuation allowance impacts net loss
Company announces plan to improve profitability
SCOTTSDALE, Ariz., Dec. 14, 2006—VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today reported results for the fiscal fourth quarter ended September 30, 2006. Net patient revenue for the quarter was $60.5 million, a 12.3% increase from net patient revenue of $53.9 million for the quarter ended September 30, 2005, and a 1.0% increase from net patient revenue of $59.9 million for the fiscal third quarter ended June 30, 2006.
Since the Company has incurred three consecutive years of cumulative losses, it was required under SFAS 109 to record a non-cash valuation allowance of $8.3 million reflecting substantially all its deferred tax asset balance. The Company expects to benefit in the future from the reversal of the valuation allowance as it generates future taxable income. The Company reported a net loss of $10.9 million, or $0.66 per share for the quarter. Excluding the effect of the valuation allowance for deferred tax assets, the Company reported a net loss for the quarter of $2.7 million, or $0.16 per share in the recent fourth quarter. These results compare with a net loss of $5.1 million, or $0.31 per share, for the fiscal fourth quarter ended September 30, 2005 and a net loss of $0.2 million, or $0.01 per share, for the fiscal third quarter ended June 30, 2006.
“We were disappointed in our fourth quarter operating results and as part of our fiscal 2007 budget we have begun implementing a number of actions to improve profitability and achieve our fiscal 2007 goals,” said Richard R. Slager, Chairman & CEO. “Despite the Indianapolis and Terre Haute decertifications, we generated solid growth in year over year net patient revenue and gross profit. Unusual SG&A items recorded during the quarter included resolution of a dispute with Medicaid in Georgia and higher healthcare benefits, workers’ compensation, and severance expense. However, SG&A expenses were unacceptably high in fiscal 2006 and their reduction was a primary focus of our 2007 budget process. We believe the plan we have put into place will significantly reduce labor expense during the second quarter of fiscal 2007, although there will be restructuring charges as it unfolds.

“We have recognized and are taking actions to better align our costs with our current patient census and to return the company to profitability levels in line with our expectations. Over the next several quarters we will be concentrating our growth efforts in identified key markets that we believe can achieve significant census growth and improved profitability. In addition, all of our remaining programs will be focused on maximizing growth in their markets and improving operating efficiencies and profitability. Those programs that fail to improve performance will be evaluated for consolidation into other VistaCare programs, sale or closure.
“Over the next two quarters, we will be driving the company to improve accountability and efficiency. Finally, during the 2007 budgeting process we have better aligned our performance incentives to reward and recognize achievement of our three primary goals — industry leading revenue growth, quality of care and profitability,” Mr. Slager concluded.
Admissions declined during the fourth quarter to 4,074 compared with the fiscal third quarter 2006 admissions of 4,368 and 4,231 in the fiscal fourth quarter of fiscal 2005. Average daily patient census (ADC) for the fiscal fourth quarter of 5,253 patients was essentially unchanged from the third fiscal quarter of 5,213 patients. The average length of stay for the fiscal fourth quarter was 105 days compared with 109 in the fiscal third quarter and 106 in the fiscal fourth quarter of 2005.
The results for the fourth quarter of fiscal year 2006 include Medicare Cap expense of $3.2 million. The fourth quarter expense included the impact of $1.1 million in additional assessments for Medicare Cap for 2003, 2004 and 2005. Other contributing factors were the settlement of a past Medicaid dispute and higher severance expense.
The Company closed the sale of its Cincinnati, Ohio facility in October 2006, so the expected gain of approximately $1.1 million will be included in the fiscal first quarter 2007 results.
For fiscal 2006 ended September 30, 2006, net patient revenue was $236.0 million, an increase of 4.7% from net patient revenue of $225.4 million for fiscal 2005. The net loss for fiscal 2006 was $11.7 million, or $0.71 per share, including the $8.3 million valuation allowance for the deferred tax asset. Excluding this charge, the net loss for fiscal 2006 was $3.4 million, or $0.21 per share, compared with a net loss of $2.3 million, or $0.14 in fiscal 2005.
For fiscal year 2006, the reduction to gross revenue for estimated Medicare Cap liability was $6.8 million, $5.7 million of which related to fiscal 2006 patient reimbursements. The resulting current accrued balance for Medicare Cap liability as of September 30, 2006 was $9.8 million. Cash and short term investments as of September 30, 2006 were $40.7 million and VistaCare had no debt outstanding at fiscal 2006 year end.

Conference Call
VistaCare will host a conference call and webcast on Thursday, December 14, 2006 at 4:30 p.m. Eastern Time to discuss VistaCare’s fiscal fourth quarter results and recent corporate developments. The dial in number for the conference call is 800-366-7417 for domestic participants and 303-262-2140 for international participants. A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available through Midnight Eastern Time on Thursday, December 21, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using pass code 11077505#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s website.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.
Forward-Looking Statements
Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan,” “expectations,” “forecast,” “goal,” “targeted” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, patient discharge rate, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, the ability to grow patient census in the future, the successful closing of business transactions, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Company Contact:	Investor Contacts:	Media Contacts:
Henry Hirvela	Doug Sherk/Jenifer Kirtland	Steve DiMattia
Chief Financial Officer	EVC Group	EVC Group
(480)648-4545	(415)896-6820	(646)277-8706
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com

VISTACARE, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2006	2005
	(In thousands, except share
	information)
ASSETS
Current assets:
Cash and cash equivalents	$21,583	$25,962
Short-term investments	19,148	27,413
Patient accounts receivable (net of allowance for denials of $1,502 and $1,594 at September 30, 2006 and 2005, respectively)	27,600	20,202
Patient accounts receivable — room & board (net of allowance for denials of $692 and $1,527 at September 30, 2006 and 2005, respectively)	9,662	9,149
Prepaid expenses and other current assets	4,653	3,811
Tax receivable	1,375	4,329
Deferred tax assets	—	8,501

Total current assets	84,021	99,367
Fixed assets, net	6,409	5,757
Goodwill	24,002	24,002
Other assets	5,360	7,310

Total assets	$119,792	$136,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,591	$1,445
Accrued expenses and other current liabilities	28,116	27,652
Accrued Medicare Cap	9,849	18,057

Total current liabilities	40,556	47,154
Deferred tax liability-non-current	1,144	2,420
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 16,610,500 and 16,391,529 shares issued and outstanding at September 30, 2006 and 2005, respectively	166	164
Additional paid-in capital	110,378	108,054
Deferred compensation	—	(555)
Accumulated deficit	(32,452)	(20,801)

Total stockholders’ equity	78,092	86,862

Total liabilities and stockholders’ equity	$119,792	$136,436

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

			Nine Months
	Year Ended	Year Ended	Ended
	September 30,	September 30,	September 30,
	2006	2005	2004
	(In thousands, except per share information)
Net patient revenue	$235,993	$225,432	$150,436
Operating expenses:
Patient care	152,879	147,211	100,096
Sales, general and administrative	84,198	77,237	54,116
Depreciation	2,365	1,959	1,198
Amortization	2,583	2,645	1,807

Total operating expenses	242,025	229,052	157,217

Operating loss	(6,032)	(3,620)	(6,781)
Non-operating income (expense):
Interest income	1,460	1,212	364
Interest expense	(1)	—	(68)
Other expense	(454)	(661)	(48)

Total non-operating income, net	1,005	551	248

Net loss before income taxes	(5,027)	(3,069)	(6,533)
Income tax expense (benefit)	6,624	(812)	(2,301)

Net loss	$(11,651)	$(2,257)	$(4,232)

Net loss per share:
Basic net loss per share	$(0.71)	$(0.14)	$(0.26)

Diluted net loss per share	$(0.71)	$(0.14)	$(0.26)

Weighted average shares outstanding:
Basic	16,406	16,316	16,082

Diluted	16,406	16,316	16,082

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Nine Months
	Year Ended	Year Ended	Ended
	September 30,	September 30,	September 30,
	2006	2005	2004
	(In thousands)
Operating activities
Net loss	$(11,651)	$(2,257)	$(4,232)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	2,365	1,959	1,198
Amortization	2,583	2,645	1,807
Share-based compensation	2,431	304	239
Deferred income tax expense (benefit)	7,224	819	(4,810)
Loss on disposal of assets	270	480	—
Tax benefit of stock option exercises	—	136	2,074
Changes in operating assets and liabilities:
Patient accounts receivable, net	(7,911)	(9,416)	6,921
Prepaid expenses and other	1,898	(1,722)	(2,739)
Payment of Medicare Cap assessment	(14,996)	(7,045)	—
Increase in accrual for Medicare Cap	6,788	11,868	14,771
Accounts payable, accrued expenses and other liabilities	1,605	2,207	2,156

Net cash (used in) provided by operating activities	(9,394)	(22)	17,385
Investing activities
Short-term investments purchased	(12,291)	(23,740)	(141,282)
Short-term investments sold	20,540	29,492	140,982
Acquisition	—	(4,868)	—
Purchases of equipment	(3,174)	(2,769)	(2,055)
Internally developed software expenditures	(464)	(913)	(1,051)
Increase in other assets	(46)	(1,057)	(907)

Net cash provided by (used in) investing activities	4,565	(3,855)	(4,313)
Financing activities
Net payments on debt	—	—	(83)
Proceeds from issuance of common stock from exercise of stock options and employee stock purchases	450	1,152	1,370

Net cash provided by financing activities	450	1,152	1,287

Net (decrease) increase in cash	(4,379)	(2,725)	14,359
Cash and cash equivalents, beginning of period	25,962	28,687	14,328

Cash and cash equivalents, end of period	$21,583	$25,962	$28,687

Cash and short-term investments, end of period	$40,731	$53,375	$61,852